EXHIBIT 4.3
INREIT REAL ESTATE INVESTMENT TRUST
FIRST AMENDED AND RESTATED DECLARATION OF TRUST
ARTICLE I.
NAME
     The name of the trust (which is hereinafter called the “Trust”) is: INREIT Real Estate Investment Trust.
ARTICLE II.
PURPOSES AND POWERS
     The Trust may engage in any lawful business or activity for which trusts may be organized under the general laws of the State of North Dakota as now or hereafter in force (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute), and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon real estate investment trusts by the North Dakota Century Code Chapter 10-34, as they may from time to time be amended, together with those powers implied therefrom.
ARTICLE III.
PRINCIPAL OFFICE IN NORTH DAKOTA AND RESIDENT AGENT
     The address of the principal office of the Trust in the State of North Dakota is 216 South Broadway, Suite 202, Minot, North Dakota 58701. The name and address of the resident agent of the Trust is CT Corporation at 314 E. Thayer Ave., Bismarck, ND 58501.
ARTICLE IV.
DEFINITIONS
     As used in this Charter, the following terms shall have the following meanings unless the context otherwise requires:
     Acquisition Expenses shall mean any and all expenses incurred by the Trust, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses and title insurance premiums.
     Acquisition Fees shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Trust or the Advisor) in connection with making or investing in Real Estate Related Assets or the purchase, development or construction of a Property, including real estate commissions, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.
     Advisor or Advisors shall mean the Person or Persons, if any, appointed, employed or contracted with by the Trust pursuant to Section 8.1 hereof and responsible for directing or performing the day-to-day business affairs of the Trust, including any Person to whom such Advisor subcontracts all or substantially all of such functions.
     Advisory Agreement shall mean the agreement between the Trust, the Operating Partnership, the Advisor and the other parties named therein pursuant to which the Advisor will direct or perform the day-to-day business affairs of the Trust.
     Affiliate or Affiliated shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote 10% or more of the outstanding voting securities of such other Person;

(ii)any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, trustee, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, trustee, trustee or general partner.
     Aggregate Share Ownership Limit shall mean not more than 9.9% in value in the aggregate of the outstanding Shares.
     Asset shall mean any Property, Real Estate Related Asset or other investment (other than investments in bank accounts, money market funds, marketable securities or other current assets) owned by the Trust, directly or indirectly through one or more of its Affiliates, and any other investment made by the Trust, directly or indirectly through one or more of its Affiliates.
     Average Invested Assets shall mean, for any specified period, the average of the aggregate book value of the Assets of the Trust invested, directly or indirectly, in Real Estate and Real Estate Related Assets, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
     Beneficial Ownership shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
     Board or Board of Trustees shall mean the board of trustees of the Trust.
     Business Day shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
     Bylaws shall mean the Bylaws of the Trust, as amended by the Amended and Restated Bylaws, and as may be amended further from time to time.
     Charitable Beneficiary shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     Charitable Trust shall mean any trust provided for in Section 6.2.1.
     Charitable Trustee shall mean the Person unaffiliated with the Trust and a Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.
     Charter shall mean the Declaration of Trust of the Trust, as amended by the First Amended and Restated Declaration of Trust, and as may be amended further from time to time.
     Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
     Common Share Ownership Limit shall mean not more than 9.9% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares of Beneficial Interest.
     Common Shares shall mean common shares of beneficial interest of the Trust.
     Competitive Real Estate Commission shall mean a real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.

     Construction Fee shall mean a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property.
     Constructive Ownership shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owned” and “Constructively” (as the context requires) shall have the correlative meanings.
     Contract Purchase Price shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property or the amount of funds advanced with respect to a Mortgage, or the amount actually paid or allocated in respect of the purchase of other Assets, in each case exclusive of Acquisition Fees and Acquisition Expenses.
     Development Fee shall mean a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.
     Distributions shall mean any distributions of money or other property, pursuant to Section 5.5 hereof, by the Trust to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
     Distributor shall mean, in connection with an Offering, any other Person selected by the Board of Trustees to act as an underwriter or a broker-dealer that is a member in good standing of FINRA or is exempt from the broker-dealer registration requirements, and that, in any case, enters into an agreement with the Trust to sell Shares. This shall also include any sub-distributors that such Distributor may engage by written agreement to sell the Shares in the Offering who shall either be a member in good standing of FINRA or exempt from the broker-dealer registration requirements.
     Excepted Holder shall mean a Shareholder for whom an Excepted Holder Limit is created by Article VI or by the Board of Trustees pursuant to Section 6.1.7.
     Excepted Holder Limit shall mean with respect to any Shareholder, the percentage limit established by the Board of Trustees pursuant to Section 6.1.7 for such Shareholder, subject to adjustment pursuant to Section 6.1.8.
     Excess Amount shall mean the amount of the Total Operating Expenses exceeding the 2%/25% Guidelines where the Independent Trustees have made a finding that, based on such unusual and non-recurring factors that they deem sufficient, such additional expenses are justified.
     FINRA shall mean the Financial Industry Regulatory Authority, Inc.
     Gross Proceeds shall mean the aggregate purchase price of all Shares sold for the account of the Trust through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to a Distributor (where net proceeds to the Trust are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.
     Indemnitee shall have the meaning as provided in Section 12.2(b) and (c) herein.
     Independent Appraiser shall mean a Person with no material current or prior business or personal relationship with the Advisor or any of the Trustees (other than having contemporaneously or previously provided appraisal services with respect to any Properties or Assets of the Trust), and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other Assets of the type held by the Trust. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.

     Independent Trustee shall mean a Trustee who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Trust (other than ownership of less than one percent of any such entity that is a publicly traded company), (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, other than as a Trustee of the Trust, (iv) performance of services, other than as a Trustee, for the Trust, (v) service as a trustee or director of more than three REITs organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the Trustee from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Trustee’s annual gross revenue, derived from all sources, during either of the last two years or the Trustee’s net worth on a fair market value basis. An indirect association with the Sponsor, Advisor or any of their Affiliates shall include circumstances in which a Trustee’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor any of their Affiliates or the Trust.
     Initial Date shall mean the effective date of the Form 10 filed by the Trust.
     Initial Investment shall mean that portion of the initial capitalization of the Trust contributed by the Sponsor or its Affiliate in exchange pursuant to Section II.A. of the NASAA REIT Guidelines.
     Invested Capital shall mean the amount calculated by multiplying the total number of Shares purchased by Shareholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Trust to repurchase Shares pursuant to any Trust’s plan for the repurchase of Shares.
     Joint Ventures shall mean those joint venture or partnership arrangements (excluding the Trusts’ general partnership interest in the Operating Partnership) in which the Trust or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.
     Leverage shall mean the aggregate amount of indebtedness of the Trust for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.
     Listing shall mean the listing of the Common Shares on a national securities exchange, but shall not include the trading of the Common Shares on the over-the-counter markets. Upon such Listing, the Common Shares shall be deemed Listed.
     Market Price on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares or such trading is limited and not regular, the fair market value of Shares as determined in good faith by the Board of Trustees.
     Mortgages shall mean, in connection with mortgage financing provided, invested in, participated in or purchased by the Trust, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.
     NASAA REIT Guidelines shall mean the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007 and in effect on the Initial Date.
     NDCC shall mean Chapter 10-34 of the North Dakota Century Code, as amended from time to time.

     Net Assets shall mean the total Assets of the Trust (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly by the Trust on a basis consistently applied.
     Net Asset Value shall mean the value as of the end of each Business Day determined by subtracting the Trust’s liabilities, including any fees payable to the Advisor or the Distributor, Organization and Offering Expenses and other expenses attributable to the Trust’s operations, from the Assets.
     Net Asset Value Per Share shall mean the value per Share as of the end of each Business Day determined by dividing the Net Asset Value by the number of Common Shares of Beneficial Interest outstanding as of the end of business on such day prior to giving effect to any Share purchases or redemptions to be effected on such day.
     Net Income shall mean for any period, the Trust’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves. If the Advisor receives an incentive fee, Net Income, for purposes of calculating Total Operating Expenses, shall exclude the gain from the sale of the Trust’s Assets.
     Net Sales Proceeds shall mean in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Trust or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Trust (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Trust, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Trust or the Operating Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the Trust determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include any reserves established by the Trust in its sole discretion.
     Offering shall mean any offering and sale of Shares.
     Operating Partnership shall mean INREIT Properties, LLLP, a North Dakota limited liability limited partnership, and any additional entities through which the Trust may own Assets.
     Organization and Offering Expenses shall mean any and all costs and expenses incurred by and to be paid from the Assets of the Trust in connection with the formation, qualification and registration of the Trust, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing and mailing, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
     Person shall mean any natural person, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
     Preferred Shares shall mean preferred shares of beneficial interests, of the Trust.
     Prohibited Owner shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.
     Property or Properties shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Trust, directly or indirectly through joint venture arrangements or other partnership or investment interests.
     Prospectus shall mean the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act, or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Securities to the public.
     Real Estate Related Asset shall mean any investments by the Trust or the Operating Partnership in (a) mortgage, mezzanine, bridge and other loans on Real Property, (b) equity securities such as common stocks, preferred stocks and convertible securities of public or private real estate companies, and (c) debt securities such as collateralized mortgage backed securities, commercial mortgages and other debt securities.
     Real Property or Real Estate shall mean land; rights in land (including leasehold interests); any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land; or mortgage foreclosures.
     Reinvestment Plan shall have the meaning as provided in Section 5.10 herein.
     REIT shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) which is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.
     REIT Provisions of the Code shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
     Restriction Termination Date shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.
     Roll-Up Entity shall mean a partnership, REIT, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
     Roll-Up Transaction shall mean a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Trust and the issuance of securities of a Roll-Up Entity to the Shareholders. Such term does not include:
     (a) a transaction involving Securities of the Trust that have been for at least twelve months listed on a national securities exchange or traded through FINRA’s Automated Quotation National Market System; or
     (b) a transaction involving the conversion to corporate, trust or association form of only the Trust if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)	Shareholders’ voting rights;

(ii)	the term of existence of the Trust;

(iii)	Sponsor or Advisor compensation; or

(iv)	the Trust’s investment objectives.
     Sale or Sales shall mean (i) any transaction or series of transactions whereby: (A) the Trust or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Trust or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Trust or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Trust or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Trust or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Real Estate Related Asset or portion thereof (including with respect to any Mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Trust or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Trust in one or more Assets within 180 days thereafter.
     Securities shall mean any of the following issued by the Trust, as the text requires: Shares, any other share of beneficial interest, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
     Securities Act shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto.
     Selling Commissions shall mean any and all commissions payable to underwriters or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to the Distributor.
     Shares shall mean shares of beneficial interest of the Trust of any class or series, including Common Shares or Preferred Shares.
     Soliciting Dealers shall mean those broker-dealers that are members in good standing of FINRA, or that are exempt from broker-dealer registration requirements, and that, in either case, enter into participating broker or other agreements with the Distributor to sell Shares.
     Sponsor shall mean any Person: (a) directly or indirectly instrumental in organizing, wholly or in part, the Trust or any Person who will control, manage or participate in the management of the Trust, and any Affiliate of such Person; (b) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Trust, either alone or in conjunction with one or more other Persons, (c) receiving a material participation in the Trust in connection with the founding or organizing of the business of the Trust, in consideration of services or property, or both services and property, (d) having a substantial number of relationships and contacts with the Trust, (e) possessing significant rights to control the Trust’s Properties, (f) receiving fees for providing services to the Trust which are paid on a basis that is not customary in the industry or (g) providing goods or services to the Trust on a basis which was not negotiated at arm’s-length with the Trust. Does not include: (1) any Person whose only relationship with the Trust is that of an independent property manager of the Trust’s Assets and whose only compensation is as such; or (2) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
     Shareholder List shall mean an alphabetical list of the names, addresses and telephone numbers of the Shareholders, along with the number of Shares held by each of them.
     Shareholders shall mean the holders of record of the Shares as maintained in the books and records of the Trust or its transfer agent.
     Termination Date shall mean the date of termination of the Advisory Agreement.
     Total Operating Expenses shall mean all costs and expenses paid or incurred by the Trust, as determined under generally accepted accounting principles, that are in any way related to the operation of the Trust or to the Trust’s business, including advisory fees. Does not include (a) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, Transfer, registration and Listing of the Shares; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) incentive fees paid in compliance with the NASAA REIT Guidelines; (f) Acquisition Fees and Acquisition Expenses, real estate commissions on the Sale of Property and other fees and expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans or other Property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of Property).
     Transfer shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive Distributions, including (a) the granting or exercise of any option (or any disposition of any option); (b) any disposition of any Securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right; and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
     Trust shall mean INREIT Real Estate Investment Trust.
     Trustee shall mean of member of the Board of Trustees of the Trust.
     2%/25% Guidelines are the limitations of the Trust’s obligation to reimburse the Advisor for the Total Operating Expenses incurred by the Advisor up to the greater of 2% of Average Invested Assets or 25% of Net Income for the four consecutive fiscal quarters then ended, in compliance with the NASAA REIT Guidelines.
     Unimproved Real Property shall mean Property in which the Trust has an equity interest that was not acquired for the purpose of producing rental or other operating income, has no development or construction in process on such Property and no development or construction is planned in good faith to commence within one year on such Property.
ARTICLE V.
SHARES OF BENEFICIAL INTEREST
Section 5.1. Authorized Shares. The Trust has authority to issue 100,000,000 Common Shares, $0.01 par value per share, and 50,000,000 Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized Shares having par value is $1,500,000. All Shares shall be fully paid and nonassessable when issued. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Trust has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section. The Board of Trustees, with the approval of a majority of the entire

Board and without any action by the Shareholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue. The Board may, without any action by the holders of Shares, authorize the issuance from time to time of Shares of any class, whether now or hereafter authorized, or securities convertible into Shares of any class, whether now or hereafter authorized, for such consideration as the Board may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Trust and applicable laws of North Dakota.
Section 5.2. Common Shares.
     Section 5.2.1. Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.
     Section 5.2.2. Description. Subject to the provisions of Article VI and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Shareholders are entitled to vote pursuant to Section 11.2 hereof. The Board may classify or reclassify any unissued Common Shares from time to time in one or more classes or series of Shares; provided, however, that the voting rights per Common Share (other than any publicly held Shares) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Trust for each privately offered Common Share bears to the book value of each outstanding publicly held Share.
     Section 5.2.3. Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the Assets of the Trust, the aggregate Assets available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate Assets available for Distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.
     Section 5.2.4. Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common shareholder shall be entitled to vote pursuant to applicable law) at all meetings of the Shareholders.
Section 5.3. Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares; provided, however, that the voting rights per Preferred Share (other than any publicly held Shares) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Trust for each privately offered Preferred Share bears to the book value of each outstanding publicly held Share.
Section 5.4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State of North Dakota as may be required. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 5.5. Dividends and Distributions.

     Section 5.5.1. The Board of Trustees may from time to time authorize the Trust to declare and pay to Shareholders such dividends or Distributions, in cash, Shares or other Assets of the Trust or in Securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine.
     Section 5.5.2. The Board of Trustees shall endeavor to authorize the Trust to declare and pay such dividends and Distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, Shareholders shall have no right to any dividend or Distribution unless and until authorized by the Board and declared by the Trust.
     Section 5.5.3. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.
     Section 5.5.4. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his or her duly authorized agent shall be a sufficient discharge for all dividends or Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.
     Section 5.5.5. Distributions in kind shall not be permitted, except for Distributions of readily marketable securities, Distributions of beneficial interests in a liquidating trust established for the dissolution of the Trust and the liquidation of its Assets in accordance with the terms of the Charter or Distributions in which (a) the Board advises each Shareholder of the risks associated with direct ownership of the Assets, (b) the Board offers each Shareholder the election of receiving such in-kind Distributions, and (c) in-kind Distributions are made only to those Shareholders that accept such offer.
Section 5.6. Charter and Bylaws. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.
Section 5.7. No Issuance of Share Certificates. The Board of Trustees may authorize the issuance of Shares without certificates. With respect to any Shares that are issued without certificates, a Shareholder’s investment shall be recorded on the books of the Trust. To Transfer the Shares, a Shareholder shall submit an executed form to the Trust, which form shall be provided by the Trust upon request. Such Transfer will also be recorded on the books of the Trust. Upon issuance or Transfer of Shares, the Trust will provide the Shareholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws, the NDCC or other applicable law.
Section 5.8. Suitability of Shareholders. Until Listing, the following provisions shall apply:
     Section 5.8.1. Investor Suitability Standards. Subject to suitability standards established by individual states, to become a Shareholder in the Trust, if such prospective Shareholder is an individual (including an individual beneficiary of a purchasing Individual Retirement Account), or if the prospective Shareholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Trust, among other requirements as the Trust may require from time to time:
          (a) that such individual (or, in the case of a fiduciary account, that the fiduciary account, beneficiary or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $70,000; or
          (b) that such individual (or, in the case of a fiduciary account, that the fiduciary account, beneficiary or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $250,000.
The income and net worth standards above do not apply to participant-directed purchases under a 401(k) or other defined contribution plan where the authorized plan fiduciary has approved Common Shares or Preferred Shares as an available investment under such plan.
     Section 5.8.2. Determination of Suitability of Sale. The Sponsor and each Person selling Shares on behalf of the Trust shall make every reasonable effort to determine that the purchase of Shares by a prospective

Shareholder is a suitable and appropriate investment for such Shareholder. In making this determination, each Person selling Shares on behalf of the Trust shall ascertain that the prospective Shareholder: (a) meets the minimum income and net worth standards established for the Trust; (b) can reasonably benefit from the Trust based on the prospective Shareholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Shareholder’s overall financial situation; and (d) has apparent understanding of (1) the fundamental risks of the investment; (2) the risk that the Shareholder may lose the entire investment; (3) the lack of liquidity of the Shares; (4) the restrictions on transferability of the Shares; and (5) the tax consequences of the investment. Each Person selling Shares on behalf of the Trust shall make this determination on the basis of information it has obtained from a prospective Shareholder. Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, net worth, financial situation and other investments of the prospective Shareholder, as well as any other pertinent factors. Each Person selling Shares on behalf of the Trust shall maintain records of the information used to determine that an investment in Shares is suitable and appropriate for a Shareholder. Each Person selling Shares on behalf of the Trust shall maintain these records for at least six years after the sales transaction.
     Section 5.8.3. Minimum Investment. Subject to certain individual state requirements and the issuance of Shares under any Reinvestment Plan, no initial sale of Shares will be permitted of less than 100 shares.
Section 5.9. Repurchase of Shares. The Board may establish, from time to time, a program or programs by which the Trust voluntarily repurchases Shares from its Shareholders; provided, however, that such repurchase does not impair the capital or operations of the Trust. The Sponsor, Advisor, members of the Board or any Affiliates thereof may not receive any fees arising out of the repurchase of Shares by the Trust.
Section 5.10. Distribution Reinvestment Plans. The Board may establish, from time to time, a Distribution reinvestment plan or plans (each, a “Reinvestment Plan”). Under any such Reinvestment Plan, (a) all material information regarding Distributions to the Shareholders and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to the Shareholders not less often than annually, and (b) each Shareholder participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan not less often than annually after receipt of the information required in clause (a) above.
ARTICLE VI.
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 6.1. Shares.
     Section 6.1.1. Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 6.3:
          (a) Basic Restrictions.
               (i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
               (ii) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in (A) the ownership of the Trust’s Shares causing the Trust to satisfy the stock ownership requirement for being a personal holding company under Section 542(a)(2) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (B) the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (C) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
               (iii) No Person shall Beneficially Own or Constructively Own shares of capital stock to the extent that such ownership would cause any income of the Trust that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” on behalf of a “taxable REIT subsidiary” of the Trust (as such terms are defined in Section 856(d)(9)(A), Section 856(d)(9)(D) and Section 856(l) of the Code, respectively) failing to qualify as such).
               (iv) Any Transfer of Shares that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
          (b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) (ii) or (iii);
               (i) then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
               (ii) if the Transfer to the Charitable Trust described in clause (i) of this section would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) (ii) or (iii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i), (ii), or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
     Section 6.1.2. Remedies for Breach. If the Board of Trustees or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.1.1 (whether or not such violation is intended), the Board of Trustees or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1 shall automatically result in the Transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or its designee; provided further, however, that this Section 6.1.2 shall not require the Board of Trustees to redeem Shares or to void any prior redemptions of Shares.
     Section 6.1.3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares but that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.
     Section 6.1.4. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
          (a) every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein.
          (b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
     Section 6.1.5. Remedies Not Limited. Subject to Section 7.11 of the Charter, nothing contained in this Section 6.1 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a REIT.
     Section 6.1.6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Trustees shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Trustees and the Charter fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V or Sections 6.1 or 6.2. Absent a decision to the contrary by the Board of Trustees (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
     Section 6.1.7. Exceptions.
          (a) Subject to Section 6.1.1(a)(ii), the Board of Trustees, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
               (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);
               (ii) such Person does not, and represents that it will not, own, actually or Constructively, an interest in a tenant of the Trust, or a tenant of any entity owned or controlled by the Trust, that would cause the Trust to own, actually or Constructively, a 9.9% interest or greater (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact. For this purpose, a tenant from whom the Trust, or an entity owned or controlled by the Trust, derives, and is expected to continue to derive, a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust; and
               (iii) such Person agrees that any violation or attempted violation of such representations or undertakings, or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6, will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.
          (b) Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
          (c) Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares, or securities convertible into or exchangeable for Shares, may Beneficially Own or Constructively Own Shares, or securities convertible into or exchangeable for Shares, in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

          (d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.
     Section 6.1.8. Increase in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.1, the Board of Trustees may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be in violation of the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.
     Section 6.1.9. Legend. Subsequent to the date of this First Amended and Restated Declaration Trust, any certificate representing Shares shall bear substantially the following legend:
“The Shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Trust’s maintenance of its status as a REIT under the Code. Subject to certain further restrictions and except as expressly provided in the Trust’s Charter, (i) no Person may Beneficially Own or Constructively Own Common Shares of the Trust in excess of 9.8% (in value or number of Shares) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Shares of the Trust in excess of 9.8% of the value of the total outstanding Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Shares that would result in the ownership of Shares of the Trust causing the Trust to satisfy the stock ownership requirement for being a personal holding company under Section 542(a)(2) of the Code, the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Beneficially Own or Constructively Own shares of capital stock to the extent that such ownership would cause any income of the Trust that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and (v) no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on Transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Trust may redeem Shares upon the terms and conditions specified by the Board of Trustees in its sole discretion if the Board of Trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each Shareholder on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its principal office.”
     Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.
Section 6.2. Transfer of Shares in Trust.

     Section 6.2.1. Ownership in Trust. Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 6.1.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 6.2.6.
     Section 6.2.2. Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
     Section 6.2.3. Dividend and Voting Rights.
          (a) The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.
          (b) Any dividend or other Distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.
          (c) The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to North Dakota law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority, at the Charitable Trustee’s sole discretion, (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.
          (d) Notwithstanding the provisions of this Article VI, until the Trust has received notification that Shares have been Transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.
     Section 6.2.4. Sale of Shares by Charitable Trustee.
          (a) Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a).
          (b) Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.

          (c) The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI.
          (d) Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.
          (e) If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4(b), such excess shall be paid to the Charitable Trustee upon demand.
     Section 6.2.5. Purchase Right in Shares Transferred to the Charitable Trustee.
          (a) Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Trust, or its designee, accepts such offer.
          (b) The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and Distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.
          (c) The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4.
          (d) Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
     Section 6.2.6. Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 6.3. Stock Exchange Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
Section 6.4. Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
Section 6.5. Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.
ARTICLE VII.
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
TRUST AND OF THE SHAREHOLDERS AND TRUSTEES
Section 7.1. Duties of Trustees. The Board of Trustees is responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Trust. The Board of Trustees is not required personally to conduct the business of the Trust, and it may, but need not, appoint, employ or contract with any Person, including a Person Affiliated with any Trustee, as an Advisor, subject to Article VIII, and may grant or delegate such authority to the Advisor as the Board of Trustees may, in its sole discretion, deem necessary or desirable.
Section 7.2. . Number of Trustees and Vacancies. The number of Trustees of the Trust shall be 12, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that the total number of Trustees shall never be less than 7 nor more than 12. A majority of the Board of Trustees will be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of such Independent Trustee’s successor.
     Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred. Notwithstanding the foregoing sentence, Independent Trustees shall nominate replacements for vacancies among the Independent Trustees’ positions, unless there are no remaining Independent Trustees to so fill a vacancy, in which case a majority vote of the remaining Trustees will be sufficient.
Section 7.3. Experience. Each Trustee shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of Assets being acquired by the Trust. At least one of the Independent Trustees shall have three years of relevant real estate experience.
Section 7.4. Committees. The Board may establish such committees as it deems appropriate, in its discretion, provided that the majority of the members of each committee are Independent Trustees.
Section 7.5. Term. Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, each Trustee shall hold office for one year, until the next annual meeting of Shareholders and until his or her successor is duly elected and qualifies. Trustees may be elected to an unlimited number of successive terms.
Section 7.6. Fiduciary Obligations. The Trustees and the Advisor serve in a fiduciary capacity to the Trust and have a fiduciary duty to the Shareholders of the Trust, including, with respect to the Trustees, a specific fiduciary duty to supervise the relationship of the Trust with the Advisor.
Section 7.7. Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 7.8. Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Trustees may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws. The issuance of Preferred Shares shall also be approved by a majority of Trustees not otherwise interested in the transaction (and a majority of independent Trustees), who shall have access, at the Trust’s expense, to the Trust’s legal counsel or to independent legal counsel.
Section 7.9. No Preemptive Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell.
Section 7.10. Determinations by Board.
     Section 7.10.1. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Charter, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares:

          (a) the amount of the Net Income of the Trust for any period and the amount of Assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares;
          (b) the amount of paid-in surplus, Net Assets, other surplus, annual or other cash flow, funds from operations, net profit, Net Assets in excess of capital, undivided profits or excess of profits over losses on sales of Assets;
          (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof, whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged;
          (d) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or Distributions, qualifications or terms or conditions of redemption of any class or series of Shares;
          (e) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any Asset owned or held by the Trust or any Shares;
          (f) the number of Shares of any class of the Trust;
          (g) any matter relating to the acquisition, holding and disposition of any Assets by the Trust;
          (h) any conflict between the NDCC and the provisions in the NASAA REIT Guidelines; or
          (i) any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Trustees.
     Section 7.10.2. Provided, however, that any determination by the Board of Trustees as to any of the matters under Section 7.10.1 shall not render invalid or improper any action taken or omitted prior to such determination and no Trustee shall be liable for making or failing to make such a determination.
     Section 7.10.3 Provided, further, that to the extent the Board of Trustees determines that the NDCC conflicts with the provisions in the NASAA REIT Guidelines, the NASAA REIT Guidelines shall control to the extent any provisions of the NDCC are not mandatory.
Section 7.11. REIT Qualification. The Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees also may determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VI is no longer required for REIT qualification.
Section 7.12. Removal of Trustees. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, any Trustee, or the entire Board of Trustees, may be removed from office at any time, without the necessity for concurrence by the Trustees, but only by the affirmative vote of at least a majority of the Shares entitled to be voted generally in the election of Trustees.
Section 7.13. Board Action with Respect to Certain Matters. A majority of the Independent Trustees must approve any Board action to which the following sections of the NASAA REIT Guidelines apply: II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.
Section 7.14. Cumulative Rights. No holder of Shares shall have the right to cumulative voting in the election of trustees.
ARTICLE VIII.
ADVISOR

Section 8.1. Appointment and Initial Investment of Advisor. If the Board of Trustees appoints, employs or contracts with a Person, including a Person Affiliated with any Trustee, as an Advisor and grants or delegates such authority to the Advisor as the Board of Trustees may, in its sole discretion, deem necessary or desirable, the term of retention of any Advisor shall not exceed one year, although there is no limit to the number of times that a particular Advisor may be retained. The Advisor or any Affiliate which holds the Initial Investment may not sell this Initial Investment while the Advisor or its Affiliate serves as the Advisor, but may Transfer the Initial Investment to other Affiliates.
Section 8.2. Supervision of Advisor.
     Section 8.2.1. The Board of Trustees shall evaluate the performance of the Advisor before entering into or renewing an Advisory Agreement, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the Board of Trustees.
     Section 8.2.2. The Board of Trustees may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions that conform to general policies and principles established by the Board of Trustees.
     Section 8.2.3. The Board of Trustees shall monitor the Advisor to assure that the administrative procedures, operations and programs of the Trust are in the best interests of the Shareholders and are fulfilled.
     Section 8.2.4. The Independent Trustees are responsible for reviewing the fees and expenses of the Trust at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the Trust, its Net Assets, its Net Income and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the minutes of the meetings of the Board.
     Section 8.2.5. The Independent Trustees also will be responsible for reviewing, from time to time and at least annually, the performance of the Advisor and determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and the investment performance of the Trust and that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Trustees will consider factors such as (a) the amount of the fee paid to the Advisor in relation to the size, composition and performance of the Assets, (b) the success of the Advisor in generating opportunities that meet the investment objectives of the Trust, (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services, (d) additional revenues realized by the Advisor and its Affiliates through their relationship with the Trust, including loan, administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Trust or by others with whom the Trust does business, (e) the quality and extent of service and advice furnished by the Advisor, (f) the performance of the Assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations, and (g) the quality of the Assets relative to the investments generated by the Advisor for its own account. The Independent Trustees may also consider all other factors that they deem relevant, and the findings of the Independent Trustees on each of the factors considered shall be recorded in the minutes of the Board of Trustees.
     Section 8.2.6. The Board of Trustees shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Trust and whether the compensation provided for in its contract with the Trust is justified.
Section 8.3. Fiduciary Obligations. The Advisor shall have a fiduciary responsibility and duty to the Trust and to the Shareholders.
Section 8.4. Affiliation and Functions. The Board, by resolution or in the Bylaws, may provide guidelines, provisions or requirements concerning the affiliation and functions of the Advisor.
Section 8.5. Term and Termination. The Advisory Agreement shall have a term of no more than one year, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. Either a majority of the Independent Trustees or the Advisor may terminate the Advisory Agreement on 60 days’ written notice without cause or penalty, and, in such event, the Advisor will cooperate with the Trust and take all reasonable steps requested to assist the Board in making an orderly transition of the advisory function.

Section 8.6. Disposition Fee on Sale of Property. If and as approved by the Board, the Trust may pay the Advisor a disposition fee upon the Sale of any Property in an amount up to one-half of the Competitive Real Estate Commission, but in no event can such amount exceed 3% of the contracted for sales price of such Property or Properties. Payment of such fee may be made only if the Advisor provides a substantial amount of services in connection with the Sale of a Property or Properties, as determined by a majority of the Independent Trustees. In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such Sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted for sales price of such Property or Properties.
Section 8.7. Incentive Fees. If and as approved by the Board, the Trust may pay the Advisor an interest in the gain from the Sale of Assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable. Such an interest in gain from the Sale of Assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to Shareholders, in the aggregate, of an amount equal to 100% of the Invested Capital plus an amount equal to 6% of the Invested Capital per annum cumulative. In the case of multiple Advisors, such Advisor and any of their Affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Trust’s Assets by each respective Advisor or any Affiliate.
Section 8.8. Organization and Offering Expenses Limitation. If and as approved by the Board, the Trust shall reimburse the Advisor and its Affiliates for Organization and Offering Expenses incurred by the Advisor or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable and shall in no event exceed 15% of the Gross Proceeds of each Offering.
Section 8.9. Acquisition Fees and Expenses. If and as approved by the Board, the Trust may pay the Advisor and its Affiliates fees for the review and evaluation of potential investments in Assets; provided, however, that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Contract Purchase Price or, in the case of a Mortgage, 6% of the funds advanced; provided, however, that a majority of the Trustees, including a majority of the Independent Trustees, not otherwise interested in the transaction may approve fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Trust.
Section 8.10. Reimbursement for Total Operating Expenses. Unless otherwise provided in any resolution adopted by the Board of Trustees, the Trust may reimburse the Advisor, at the end of each month, for Total Operating Expenses incurred by the Advisor; provided, however that the Trust shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such 12 month period. The Independent Trustees shall have the responsibility of limiting Total Operating Expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such unusual and non-recurring factors that they deem sufficient, a higher level of expenses (an “Excess Amount”) is justified. Within 60 days after the end of any fiscal quarter of the Trust for which there is an Excess Amount which the Independent Trustees conclude was justified and reimbursable to the Advisor, there shall be sent to the Shareholders a written disclosure of such fact, together with an explanation of the factors the Independent Trustees considered in determining that such Excess Amount was justified. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board of Trustees. In the event that the Independent Trustees do not determine that excess expenses are justified, the Advisor shall reimburse the Trust the amount by which the expenses exceeded the 2%/25% Guidelines.
Section 8.11. Reimbursement Limitation. The Trust shall not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.
ARTICLE IX.
INVESTMENT OBJECTIVES AND LIMITATIONS
Section 9.1. Investment Objectives.
     Section 9.1.1. The Trust’s primary investment objectives are: (a) to generate an attractive level of current income for distribution to the Shareholders; (b) to provide the Shareholders with the potential for long-term capital appreciation; and (c) to offer an investment option in which the per share price volatility is correlated to real estate as an asset class rather than traditional asset classes such as stocks and bonds.
     Section 9.1.2. By resolution, the Board may change or otherwise amend the investment objectives of the Trust as provided in Section 9.1.1 herein only with the approval of a majority of the Shares entitled to vote as provided in Section 11.2 herein.
     Section 9.1.3. The sheltering from tax of income from other sources is not an objective of the Trust.
     Section 9.1.4. Subject to the restrictions set forth herein, the Board will use its reasonable best efforts to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code unless and until the Board determines, in its sole discretion, that REIT qualification is not in the best interests of the Trust; provided, however, that no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 12.2 hereof.
Section 9.2. Review of Investment and Borrowing Policies. The Independent Trustees shall review the policies of the Trust regarding investments and borrowing with sufficient frequency (not less often than annually) to determine that the policies being followed by the Trust are in the best interests of its Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board.
Section 9.3. Operation of Business. The Trust shall not engage in any material business activities or operations other than through the Operating Partnership or other direct or indirect subsidiaries of the Trust. Notwithstanding the foregoing, the Trust shall have the power to do all things related in any manner or incidental to (i) its status, powers, duties and responsibilities as the general partner of the Operating Partnership, (ii) its ownership interest in any direct or indirect subsidiaries of the Trust, (iii) capital raising, shareholder servicing and investment management activities, including, without limitation, activities related to the issuance and redemption of Securities, and (iv) its operation as a REIT, status as a North Dakota trust and compliance with all applicable laws, rules and regulations.
Section 9.4. Certain Permitted Investments. Unless and until such time as the Common Shares are Listed, the following investment limitations shall apply:
          (a) The Trust may invest in Assets. The consideration to be paid for Real Property acquired by the Trust shall ordinarily be based on the fair market value of the Real Property as determined by a majority of Trustees. In cases in which a majority of Independent Trustees or a duly authorized committee so determines, and in all cases in which the transaction is with the Advisor, Sponsor, Trustees, or any Affiliates thereof, such fair market value shall be as determined by an Independent Appraiser selected by the Independent Trustees.
          (b) The Trust may invest in Joint Ventures with the Sponsor, Advisor, one or more Trustees or any Affiliate, only if a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction, approve such investment as being fair and reasonable to the Trust and on substantially the same terms and conditions as those received by the other joint venturers.
          (c) The Trust may not invest in equity securities except to the extent that such investment is within the specific parameters set forth in the investment guidelines approved by a majority of Trustees (including a majority of Independent Trustees) as being fair, competitive and commercially reasonable.
Section 9.5. Investment Limitations. In addition to other investment restrictions imposed by the Board of Trustees from time to time consistent with the Trust’s objective of qualifying as a REIT, the following investment limitations shall apply to the Trust until such time as the Common Shares are Listed:
          (a) Not more than 10% of the Trust’s total Assets shall be invested in Unimproved Real Property or mortgage loans on Unimproved Real Property.
          (b) The Trust shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to futures contracts when used solely for hedging purposes in connection with the Trust’s ordinary business of investing in Real Estate and Mortgages.

          (c) The Trust shall not invest in or make any Mortgage unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of Independent Trustees so determine, and in all cases in which the transaction is with the Advisor, Sponsor, Trustees, or any Affiliates thereof, such appraisal of the underlying property must be obtained from an Independent Appraiser. Such appraisal shall be maintained in the Trust’s records for at least five years and shall be available for inspection and duplication by any Shareholder for a reasonable charge. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the Mortgage or condition of the title must be obtained.
          (d) The Trust shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.
          (e) The Trust shall not make or invest in any mortgage loans, including a construction loan, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Trust, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the Trust” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.
          (f) The Trust shall not invest in mortgage loans on real property that are subordinate to any mortgage or equity interest of the Advisor, any Trustee, the Sponsor or any Affiliate of the Trust.
          (g) The Trust shall not issue (i) redeemable equity securities (except that Shareholders may offer their Common Shares to the Trust pursuant to any repurchase plan adopted by the Board on terms outlined in the Prospectus relating to any Offering, as such plan is thereafter amended in accordance with its terms); (ii) debt Securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt; (iii) options or warrants to purchase the Trust’s Shares to the Advisor, Trustees, Sponsor or any Affiliate thereof except on the same terms as such options or warrants are sold to the general public. Options or warrants may be issued to Persons other than the Advisor, Trustees, Sponsor or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying Securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Trustees has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, Trustees, Sponsor or any Affiliate thereof shall not exceed 10% of the outstanding Shares on the date of grant; or (iv) equity Securities on a deferred payment basis or under similar arrangements.
          (h) The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage in relation to Net Assets shall not exceed 300%. Notwithstanding the foregoing, Leverage may exceed such limit if any excess in borrowing over such level is approved by a majority of the Independent Trustees as appropriate. Any such excess borrowing shall be disclosed to Shareholders in the next quarterly report of the Trust following such borrowing, along with justification for such excess.
          (i) The Trust will continually review its investment activity to attempt to ensure that it is not classified as an “investment company” under the Investment Company Act of 1940, as amended.
          (j) The Trust will not make any investment that the Trust believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT unless and until the Board determines, in its sole discretion, that REIT qualification is not in the best interests of the Trust.
          (k) The Trust shall not engage in trading, except for the purpose of short-term investments.
          (l) The Trust shall not engage in underwriting or the agency distribution of securities issued by others.

          (m) The Trust shall not invest in the securities of any entity holding investments or engaging in activities prohibited by this Charter.
ARTICLE X.
CONFLICTS OF INTEREST
Section 10.1. Sales and Leases to the Trust. The Trust may purchase or lease any Real Property from the Sponsor, the Advisor, a Trustee or any Affiliate thereof upon a finding by a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction that such transaction is fair and reasonable to the Trust and at a price to the Trust no greater than the cost of the Asset to such Sponsor, Advisor, Trustee or Affiliate, or, if the price to the Trust is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any Property to the Trust exceed its current appraised value.
Section 10.2. Sales and Leases to the Sponsor, Advisor, Trustees or Affiliates. The Sponsor, Advisor, Trustee or Affiliate thereof may purchase or lease Assets from the Trust if a majority of Trustees (including a majority of Independent Trustees) not otherwise interested in the transaction determine that the transaction is fair, competitive and commercially reasonable to the Trust.
Section 10.3. Other Transactions.
     Section 10.3.1. The Trust shall not engage in any other transaction with the Sponsor, the Advisor, a Trustee or any Affiliates thereof unless a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Trust and on terms and conditions not less favorable to the Trust than those available from unaffiliated third parties, other than transactions involving marketable securities at market prices consistent with the investment guidelines approved by a majority of the Trustees (including a majority of the Independent Trustees).
     Section 10.3.2. The Trust shall not make loans to the Sponsor, the Advisor, a Trustee or any Affiliates thereof except Mortgages pursuant to Section 9.4(c) hereof or loans to wholly owned subsidiaries of the Trust. The Sponsor, Advisor, Trustees and any Affiliates thereof shall not make loans to the Trust, or to joint ventures in which the Trust is a co-venturer, unless approved by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Trust than comparable loans between unaffiliated parties.
Section 10.4. Review of Investment Opportunities. The Board of Trustees shall determine (not less often than annually) whether the method for the allocation of the acquisition of real properties between the Trust and other programs affiliated with the Sponsor or Advisor is fairly applied to the Trust.
ARTICLE XI.
SHAREHOLDERS
Section 11.1. Meetings.
     Section 11.1.1. There shall be an annual meeting of the Shareholders, to be held on such date and at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Trustees shall be elected and any other proper business may be conducted; provided that such annual meeting will be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report.
     Section 11.1.2. The holders of a majority of the Shares entitled to vote at such meeting who are present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect the Trustees.
     Section 11.1.3. A quorum shall be the presence in person or by proxy of Shareholders holding at least a majority of the Shares entitled to be voted at such meeting on any matter.
     Section 11.1.4. Special meetings of Shareholders may be called in the manner provided in the Bylaws, including by the chief executive officer, a majority of the Trustees or a majority of the Independent Trustees, and shall be called by the secretary of the Trust upon the written request of Shareholders holding in the aggregate not less than 10% of outstanding Shares of the Trust entitled to be voted at such meeting. Upon receipt of a written request, either in person or by mail, stating the purposes of the meeting, the Trust shall provide all Shareholders within 10 day after receipt of such request, written notice, either in person or by mail, of a meeting and the purposes of such meeting to be held on a date not less than 15 days nor more than 60 days after the delivery of such notice. If the meeting is called by written request of Shareholders as described in this Section 11.1.4., the special meeting shall be held at the time and place specified in the Shareholder request; provided, however, that if none is so specified, at such time and place convenient to the Shareholders. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws.
Section 11.2. Voting Rights of Shareholders.
     Section 11.2.1. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote (by a vote of the holders of a majority of the outstanding Shares), without the necessity for concurrence by the Board of Trustees, on the following matters as provided in this Charter: (a) election or removal of Trustees as provided in Sections 11.1, 7.5 and 7.12 hereof; (b) amendment of the Charter as provided in Article XIII hereof, (c) dissolution of the Trust and (d) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board.
     Section 11.2.2. Without the concurrence of Shareholders holding a majority of the outstanding Shares, the Board of Trustees may not: (a) amend the Charter, except for amendments which do not adversely affect the rights, preferences and privileges of the Shareholders including amendments to provisions relating to Trustee qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (b) sell all or substantially all of the Trust’s Assets other than in the ordinary course of the Trust’s business or in connection with liquidation and dissolution; (c) cause the merger or reorganization of the Trust except as permitted by law; or (d) dissolve or liquidate the Trust.
Section 11.3. Voting Limitations on Shares Held by the Advisor, Trustees and Affiliates. With respect to Shares owned by the Advisor, Trustees, or any of their Affiliates, neither the Advisor, Trustees, nor any of their Affiliates may vote or consent on matters submitted to the Shareholders regarding the removal of the Advisor, Trustees or any of their Affiliates or any transaction between the Trust and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, Trustees and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.
Section 11.4. Right of Inspection. Any Shareholder and any designated representative thereof shall be permitted access to the records of the Trust to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Trust’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.
Section 11.5. Access to Shareholder List.
     Section 11.5.1. The Shareholder List shall be maintained as part of the books and records of the Trust and shall be available for inspection by any Shareholder or the Shareholder’s designated agent at the home office of the Trust upon the request of such Shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein.
     Section 11.5.2. A copy of the Shareholder List shall be mailed to any Shareholder so requesting within ten days of receipt of the request by the Trust. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). The Trust may impose a reasonable charge for copy work. A Shareholder may request a copy of the Shareholder List for reasons including, but not limited to, matters relating to Shareholders’ voting rights and the exercise of Shareholder rights under federal proxy laws.

     Section 11.5.3. If the Advisor or the Board neglects or refuses to exhibit, produce or mail a copy of the Shareholder List as requested, the Advisor and/or the Board, as the case may be, shall be liable to any Shareholder requesting the Shareholder List for the costs, including reasonable attorneys’ fees, incurred by that Shareholder for compelling the production of the Shareholder List, and for actual damages suffered by such Shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure the Shareholder List or other information for the purpose of selling the Shareholder List or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Shareholder relative to the affairs of the Trust. The Trust may require the Shareholder requesting the Shareholder List to represent that the Shareholder List is not requested for a commercial purpose unrelated to the Shareholder’s interest in the Trust. The remedies provided hereunder to Shareholders requesting copies of the Shareholder List are in addition to and shall not in any way limit other remedies available to Shareholders under federal law or the laws of any state.
Section 11.6. Reports.
     Section 11.6.1. The Trust shall cause to be prepared and mailed or delivered to each Shareholder as of a record date after the end of the fiscal year and each holder of other publicly held Securities within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year that shall include:
          (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants;
          (b) the ratio of the costs of raising capital during the period to the capital raised;
          (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust;
          (d) the Total Operating Expenses of the Trust, stated as a percentage of Average Invested Assets and as a percentage of its Net Income;
          (e) a report from the Independent Trustees that the policies being followed by the Trust are in the best interests of its Shareholders and the basis for such determination; and
          (f) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliate thereof occurring in the year for which the annual report is made. Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.
     Section 11.6.2. In addition, the Trustees, including the Independent Trustees, are required to take reasonable steps to insure that the above requirements are met.
ARTICLE XII.
LIABILITY LIMITATION AND INDEMNIFICATION
Section 12.1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Assets or the affairs of the Trust by reason of his being a Shareholder.
Section 12.2. Limitation of Trustee and Officer Liability.
          (a) Subject to any limitations set forth under North Dakota law or in paragraph (b) below, no Trustee or officer of the Trust shall be liable to the Trust or its Shareholders for money damages. Neither the amendment nor repeal of this Section 12.2(a), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 12.2(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          (b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Trust shall not provide that a Trustee, the Advisor or any of their Affiliates (the “Indemnitee”) be held harmless for any loss or liability suffered by the Trust, unless all of the following conditions are met:
               (i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Trust.
               (ii) The Indemnitee was acting on behalf of or performing services for the Trust.
               (iii) Such liability or loss was not the result of (A) negligence or misconduct by the Trustees (excluding Independent Trustees), the Advisor or any of their Affiliates or (B) gross negligence or willful misconduct by the Independent Trustees.
               (iv) Such agreement to hold harmless is recoverable only out of Net Assets and not from the Shareholders.
Section 12.3. Indemnification.
          (a) Subject to any limitations set forth under North Dakota law or in paragraph (b) or (c) below, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, officer, partner or trustee of another trust, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Advisor of any of its Affiliates acting as an agent of the Trust. The Trust may, with the approval of the Board of Trustees or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust. The Board may take such action as is necessary to carry out this Section 12.3(a). No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
          (b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Trust shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:
               (i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Trust.
               (ii) The Indemnitee was acting on behalf of or performing services for the Trust.
               (iii) Such liability or loss was not the result of (A) negligence or misconduct by the Trustees (excluding Independent Trustees), the Advisor or any of their Affiliates or (B) gross negligence or willful misconduct by the Independent Trustees.
               (iv) Such agreement to hold harmless is recoverable only out of Net Assets and not from the Shareholders.
          (c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Trust shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange

Commission and of the published position of any state securities regulatory authority in which Securities of the Trust were offered or sold as to indemnification for violations of securities laws.
Section 12.4. Payment of Expenses. The Trust may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a legal action for which indemnification is being sought only if all of the following are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Trust, (b) the legal action was initiated by a third party who is not a Shareholder or is initiated by a Shareholder of the Trust acting in his or her capacity as such and a court of competent jurisdiction approves such advancement, (c) the Indemnitee provides the Trust with a written undertaking to repay the amount paid or reimbursed by the Trust, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification; and (d) the Indemnitee provides the Trust with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Trust as authorized by Section 12.3 hereof.
Section 12.5. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust by reason of their being Shareholders, Trustees, officers, employees or agents of the Trust, and all Persons shall look solely to the Trust’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone as a result of such omission.
ARTICLE XIII.
AMENDMENTS
     The Trust reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Shareholders, Trustees and officers are granted subject to this reservation. Except for those amendments permitted to be made without Shareholder approval under North Dakota law or by specific provision in the Charter, including Section 11.2, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all Shares entitled to be voted on the matter, including without limitation, any amendment which would adversely affect the rights, preferences and privileges of the Shareholders (or any other amendment of the Charter that would have the effect of amending the same).
ARTICLE XIV.
ROLL-UP TRANSACTIONS
Section 14.1. Roll-Up Transaction. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Trust’s Assets shall be obtained from a competent Independent Appraiser. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the registration statement for the offering. The Trust’s Assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the Assets over a twelve-month period. The terms of the engagement of the Independent Appraiser shall clearly state that the engagement is for the benefit of the Trust and the Shareholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Shareholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to Shareholders who vote against the proposed Roll-Up Transaction the choice of:
          (a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or
          (b) one of the following:
               (i) remaining as Shareholders of the Trust and preserving their interests therein on the same terms and conditions as existed previously; or

               (ii) receiving cash in an amount equal to the Shareholder’s pro rata share of the appraised value of the Net Assets of the Trust.
Section 14.2. Prohibited Roll-Up Transactions. The Trust is prohibited from participating in any proposed Roll-Up Transaction:
          (a) which would result in the Shareholders having voting rights in a Roll-Up Entity that are less than the rights provided for in Sections VI.A, VI.B, VI.C., VI.D. and VI.E. of the NASAA REIT Guidelines;
          (b) which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;
          (c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 11.4 and 11.5 hereof; or
          (d) in which any of the costs of the Roll-Up Transaction would be borne by the Trust if the Roll-Up Transaction is not approved by the Shareholders.
ARTICLE XV.
DURATION
     The Trust shall continue perpetually unless dissolved pursuant to any applicable provision of the NDCC.